Exhibit 10.23

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made this 15th day of September, 2006 (the “Effective Date”) and is between Answerthink, Inc., a Florida corporation, with its principal offices located at 1001 Brickell Bay Drive, Suite 3000, Miami, FL 33131 (hereinafter “Answerthink”) and ABIOMED, INC., with its principal offices located at 22 Cherry Hill Drive, Danvers, MA 01923(hereinafter “Client”).

NOW, THEREFORE, in exchange for good and adequate consideration that the parties hereby acknowledge as having been received, the parties agree as follows:

1.	Term. Client agrees to retain Answerthink and Answerthink agrees to provide to Client, at mutually convenient times and places, consulting services as defined in Statements of Work (each, a “SOW”) and as designated from time to time by the mutual agreement of the Client and Answerthink (the “Services”). This Agreement shall terminate on the earliest of (i) termination under Section 8 hereof or (ii) the expiration of a continuous one hundred eighty (180) day period in which Answerthink has not performed services for the Client.

2.	Procedure for Services. This Agreement serves as the governing agreement for specific initiatives to be detailed in signed SOW(s). Execution of this Agreement indicates acceptance of the terms of this Agreement only. In the event of a conflict between the provisions hereof and a SOW, the terms of this Agreement shall prevail. Projects are initiated under this Agreement after a completed SOW has been approved and signed by an authorized individual for Client and for Answerthink. One authorized individual for Client and one authorized individual for Answerthink must sign each SOW for it to be binding under this Agreement. This Agreement and each SOW pursuant to which Answerthink performs Services for Client hereunder contain the entire and only Agreement between the parties with respect to the subject matter hereof.

3.	Services and Statement of Work. Answerthink agrees to perform the Services in a professional manner and to give Client the full benefit of Answerthink’s knowledge, experience, judgment and expertise in rendering advice to Client on the matters and subjects requested under this Agreement and each applicable SOW. Each SOW will address the following: scope of work, proposed approach, deliverables, key assumptions, staffing, responsibilities of both parties, estimated project schedule, and professional arrangements. An issued SOW is valid for thirty (30) days from the date of said SOW. Answerthink reserves the right to requote a SOW if its acceptance by Client does not occur within such thirty (30) day period. A separate SOW will be prepared and signed by both parties whenever there is a new or changed project objective, scope of deliverable(s) or when a change in project assumptions has a material impact on project cost estimates.

4.	Client Responsibilities. The Answerthink project team(s) will have full cooperation and timely access to all required Client personnel during the course of Answerthink’s Services, Client management and staff will collect current background materials required prior to the start of the project. These materials may include items such as: plan descriptions; employee communications; internal audit reports; MIS operations/run-time procedures; previous task force reports; organization charts; job descriptions; current staffing levels; procedure manuals; work flow documentation; administrative policies; departmental budgets and cost summaries; system documentation; system inventories; system status reports; sample reports; and other relevant materials. Client is responsible for timely review and turnaround of all documents requiring Client approval.

Answerthink, its employees, agents, and subcontractors (i) can rely upon any instructions or information provided by Client or any persons designated in writing by Client and (ii) will incur no liability for such reliance. In addition, Answerthink shall not be liable for any default or delay in performance of its obligations hereunder to the extent the same is caused, directly, by (i) the failure of Client to comply with any of its obligations hereunder or (ii) any unavailability or extended work absence of the appropriate Client personnel.

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

Consulting Agreement

Within thirty (30) business days of completion of each project initiated by a SOW to this Agreement, a completion memorandum signed by the Answerthink Project Director will be delivered to Client. The Services performed hereunder and all work product delivered in connection therewith for approval shall be deemed accepted if, within five (5) days after delivery, Client has not provided to Answerthink written notice identifying specifically any basis for not approving the work product.

5.	Payment. As compensation for the Services hereunder, Client agrees to pay Answerthink pursuant to the fee schedule set forth in each SOW. All fees referred to in this Agreement or any SOW are in US dollars and do not include any duties or taxes. All such duties and taxes, whenever imposed, shall be payable by Client. Income or other taxes that are required to be paid or withheld by the Client, under the laws of jurisdictions other than the United States, in connection with the Services hereunder, shall be the sole obligation of the Client. Client agrees to remit payment in full on each invoice to Answerthink within 30 days Client’s receipt of such invoice. Answerthink reserves the right to charge and collect a service fee on any unpaid, past-due amount (which is undisputed by Client, provided however that any amount not disputed in writing by Client) equal to the lesser of (a) one and one half percent (1-1/2%) per month or (b) the highest interest rate legally permitted. Client will reimburse Answerthink for all reasonable collection expenses incurred on payments more than 60 days late, including reasonable attorneys’ fees and court costs, for delinquent amounts.

6.	Expenses. Client agrees to reimburse Answerthink for expenses incurred in carrying out Answerthink’s activities as authorized by Client or its delegate, providing that Answerthink substantiates such expenses and submits a statement to Client of all such expenses. Examples of such expenses include project materials, supplies, models, prototypes, books, literature, document reproduction, shipping, courier, mileage, and out-of-town travel costs such as airline tickets, meals, and hotels. For individual expenses in excess of [$500.00], Answerthink agrees to receive prior approval from Client prior to incurring such expense and Client will not be required to reimburse for expenses in excess of such amount if Answerthink fails to obtain such approval.

7.	Services Prior to Effective Date. This Agreement will take effect upon the Effective Date and shall govern the relationship between Answerthink and Client until terminated as hereinafter provided. Notwithstanding the foregoing, for time and materials based contracts, if the date of the first Services is prior to the date of this Agreement, Client will be obligated to pay Answerthink the reasonable value of any Services performed, but in no case less than actual hours worked multiplied by the hourly rates specified in the SOW(s) plus reimbursable expenses. All SOW(s) entered into prior to the date of this Agreement are incorporated herein and shall be governed by the terms and conditions hereof.

8. A.	Termination by Answerthink. Answerthink may terminate this Agreement upon the earlier of (i) without cause, upon the giving by Answerthink of thirty (30) day written notice to the Client or (ii) upon an Event of Default (as hereinafter defined), immediately, upon the giving of notice by Answerthink to Client, delivered after the expiration of any applicable cure period.

B.	Termination by Client. Client may terminate this Agreement upon either (i) if, without cause, after the giving of thirty (30) days’ prior written notice or (ii) upon an Event of Default (as hereinafter defined) immediately, upon the giving of notice by Client to Answerthink, delivered after the expiration of any applicable cure period.

C.

“Event of Default” shall mean the occurrence of a breach of any term of this Agreement which, for payment related breaches, remains uncured after the tenth (10th) day after written notice, and which, for all other breaches, remains uncured after the thirtieth (30th) day after written notice.

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

Consulting Agreement

D.	Upon the expiration or earlier termination of this Agreement or any SOW, all charges related to all work performed by Answerthink, including without limitation, any expenses incurred by Answerthink under all outstanding SOW(s) through the expiration date or the effective date of the termination of this Agreement or any SOW, will immediately become due and payable to Answerthink without demand therefore.

9.	Intellectual Property. Answerthink shall be entitled to any and all protections afforded under State and Federal statutory or common law with respect to any report, computer program (source code and object code) or programming and/or material documentation, manual, chart, specification, formula, database architecture, template, system model, copyright, diagram, description, screen display, schematic, blueprint drawing, tape, license, listing, invention, record or other materials, which is proprietary, and any of the foregoing prepared, developed or used by Answerthink in the course of completing the Services performed under the terms of this Agreement or any SOW (“Answerthink’s Intellectual Property”). These protections shall not cover Confidential Information as defined in Section 10 below and Licensed Software. “Licensed Software” means any software, technology or proprietary information not owned by Answerthink or Client, but for which a separate license has been obtained by Answerthink or Client. In the event (and to the extent) that any deliverable contains any items or elements which are Answerthink’s Intellectual Property, Answerthink grants to Client an irrevocable, perpetual, royalty-free license to use, execute, display, and/or perform such to the extent it is necessary to fulfill the scope of work described in the applicable SOW(s). All Licensed Software as well as any and all proprietary software, tools, and systems of any of Answerthink’s agents shall be protected under the terms and conditions of separate licensing agreements. Unless otherwise stated in a SOW, the reproduction, distribution or transfer, by any means or methods, whether direct or indirect, of any of Answerthink’s Intellectual Property, or proprietary information or of its agents or any Licensed Software by the Client is strictly prohibited.

Notwithstanding the above, Answerthink shall retain the right to reuse the ideas, concepts, know-how, and techniques derived from the rendering of the Services so long as it does not require the disclosure of any of Client’s Confidential Information.

10.	Confidentiality. In connection with this Agreement, Client and its employees and agents may have access to private and confidential information owned or controlled by Answerthink relating to Answerthink’s Intellectual Property, data, equipment, apparatus, programs, software, security keys, specifications, drawings, business information, pricing and other data, as well as the existence of any dispute between the parties as set forth in Section 18. Similarly, Answerthink and its employees and agents may have access to private and confidential information owned or controlled by Client relating to technical or business information of a proprietary nature or relating to Client’s business operations. All such Answerthink information and Client information shall be “Confidential Information” for purposes of this Agreement. The Confidential Information acquired by either party under this Agreement through its employees or agents shall be and remain the disclosing party’s exclusive property, and the receiving party shall keep, and shall obligate its employees and agents to keep, any and all such information confidential and shall not copy or disclose it to others without the disclosing party’s prior written approval, and shall return all tangible copies of such Confidential Information to the disclosing party promptly upon request. The Confidential Information of the disclosing party may be used by the receiving party only in connection with the Services. Nothing herein shall limit either party’s use or dissemination of information which (i) is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission of the other party, its employees or agents; or (ii) was in the other party’s possession as shown by written records prior to the disclosure and had not been obtained by such party either directly or indirectly from the disclosing party; (iii) is hereafter disclosed to the other party by a third party who did not acquire the information directly or indirectly from the disclosing party hereunder; (iv) was independently developed by the other party without use of the Confidential Information, as evidenced by written records; or (v) was required by law, regulation or auditing standards to be disclosed, but only to the extent and for the purposes of such required disclosure. Nothing in this Agreement obligates Answerthink to divulge to Client any information for or related to which Answerthink has previously undertaken an obligation of confidentiality for the benefit of any party other than Client.

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

Consulting Agreement

Notwithstanding the provisions of this Section 10, either party may disclose to any and all other parties, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials prepared by either party relating to such tax treatment and tax structure. This exception is intended solely to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and is not intended to permit the disclosure of any information to the extent such disclosure is not required in order to avoid any transaction contemplated by this Agreement being treated as a “ reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

11.	Warranty.

A.	Answerthink warrants that the Services to be performed hereunder shall be performed in a timely and professional manner and will comply in all material respects with the descriptions and representations regarding the Services (including performance capabilities, completeness, characteristics, specifications, configurations, standards, functions and requirements) that are set forth in this Agreement. Answerthink further warrants that all work products and Services developed hereunder will be of original development by Answerthink and will not infringe upon or violate any known patent, copyright, trademark, trade secret or other property right of any third party that is enforceable in the US.

Work Standards. Answerthink shall perform the Services in accordance with the Service Levels set forth in the applicable SOW (“Service Levels”). Answerthink represents and warrants to Client that it will provide the Services under this Agreement in a businesslike manner and in conformance with generally accepted standards within its industry and the Service Levels. Answerthink represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, competence, and skill to perform the tasks. Without prejudice to the generality of the foregoing, or any Service Level or other standard or specific requirement of this Agreement, Answerthink shall provide the Services with reasonable commercial efforts, and Answerthink shall during the term of this Agreement perform the Services courteously and in such manner as not to injure Client’s name or damage Client’s goodwill Answerthink shall perform the Services in accordance with the Service Levels set forth in the applicable SOW. Answerthink shall reperform, at no expense to Client, any Services that result in incorrect outputs, deliverables, or results due to an error or breach by Answerthink.

B.	Nothing in this Agreement and nothing in Answerthink’s statements to Client can or shall be construed as a promise or guarantee about the successful outcome of the Services to be provided under this Agreement or under any SOW. Client acknowledges and agrees that the accomplishment of the goals established for this engagement will require each party to fully cooperate with the other party, to fulfill its role and perform its obligations in a timely manner with personnel qualified to perform the tasks assigned and to coordinate its efforts with the efforts of the other party, and that all Services provided will be the result of the parties’ joint input and efforts. Accordingly, Client shall retain the right and also the responsibility to make decisions with respect to the selection of software and the Services and their collective implementation with respect to its business, and Answerthink makes no representation or warranty with respect thereto.

C.	While Answerthink may provide from time to time certain hardware, software or other items to Client, Answerthink is primarily providing services under this Agreement, and the provision of such other items is an incidental part of such services. EXCEPT AS EXPRESSLY STATED HEREIN, ANSWERTHINK MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CLIENT OR ANY OTHER PERSON WITH RESPECT TO SUCH SERVICES, ITEMS AND/OR THIRD PARTY PRODUCTS TO BE PROVIDED BY ANSWERTHINK PURSUANT TO THIS AGREEMENT OR ANY SOW, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING OWNERSHIP, MERCHANTABILITY, SUITABILITY, CAPACITY, ORIGINALITY, FITNESS FOR A PARTICULAR OR OTHER PURPOSE (IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALING BETWEEN THE PARTIES OR CUSTOM OR USAGE OF TRADE) OR RESULTS TO BE DERIVED FROM THE USE OF SUCH SERVICES OR ITEMS, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

Consulting Agreement

12.	Subcontractor. Answerthink reserves the right to utilize contracted employees or subcontractors to meet its requirements under the terms, conditions, and obligations stated in this Agreement and all related SOW documents.

13.	INTENTIONALLY OMITTED.

14.	Insurance. Answerthink will at all times during the term of the Agreement maintain and keep in full force and effect worker’s compensation insurance as required by law and general liability and automobile liability insurance against losses in amounts of at least $5 Million per occurrence and in the aggregate, subject to deductibles as reasonable in the industry, that are caused by Answerthink or its employees, agents and independent contractors of Answerthink in carrying out the Services.

15.	INTENTIONALLY OMITTED.

16.	Indemnification. Client shall indemnify and hold Answerthink, its officers, directors, employees, shareholders, subcontractor’s, agents, and affiliates, harmless from and against any claim, demand, loss, damage, penalty or expense (i) related to the gross negligence or willful misconduct of Client, or its officers, employees and/or agents, or (ii) related to claims by any of Client’s employees for injuries or damages under the workmen’s compensation or similar acts, (iii) incurred by Answerthink based on any claim that any materials provided by Client under the Agreement or use thereof by Answerthink in accordance with this Agreement infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party, or (iv) incurred by Answerthink based on any claim arising out of or related to content included in or accessible through Client’s website.

ANSWERTHINK shall defend, indemnify and hold Client harmless from and against any and all claims, losses, demands, reasonable attorneys’ fees, damages, liabilities, costs, expenses, obligations, causes of action or suits arising out of or resulting from (a) Answerthink breach of its obligations with respect to Client Confidential Information; (b) any claim or threatened claim that any part of the services or any other software or materials provided by ANSWERTHINK to Client infringes any copyright, patent, trademark, or other Intellectual Property Right; (c) the gross negligence or willful misconduct of ANSWERTHINK or its employees in the performance of this Agreement.

17.	Limitation of Liability. If Answerthink or any of its affiliates, or any of their respective officers, directors, employees, agents, subcontractors or shareholders, is ever liable to Client for one or more breaches, disputes, controversies or claims arising under or in connection with Services provided hereunder (whether any such breach, dispute, controversy or claim is based upon contract, tort, statute, equity or any other legal theory), except for claims for personal injury arising out of Answerthink willful misconduct or negligence and/or Answerthink infringement of a third party intellectual property rights, then, (i) the cumulative amount of all damages and penalties, if any, recoverable by Client for all such breaches, disputes, controversies and claims will not exceed, in the aggregate, an amount equal to three (3) times the total amount of the fees (excluding unamortized prepaid fees, if any) paid by Client under the applicable SOW(s) from which the breach, dispute, controversy or claim arose, (ii) recovery of such amount as limited hereby will be Client’s sole and exclusive remedy, and (iii) Client releases Answerthink and its affiliates, and their respective officers, directors, employees, agents, subcontractors and shareholders, from any liability in excess of such amount.

IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS OR SUBCONTRACTORS, BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR (I) ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF EITHER PARTY OR SUCH OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (II) PUNITIVE DAMAGES, LOSS OF ANTICIPATED PROFITS, SAVINGS OR BUSINESS, LOSS OF COMMERCIAL REPUTATION OR OTHER ECONOMIC LOSS, OR.

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

Consulting Agreement

18.	INTENTIONALLY OMITTED.

19.	Choice of Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

20.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY SOW AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

21.	INTENTIONALLY OMITTED.

22.	Waiver. The waiver, failure, and/or delay of either party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. The rights and remedies set forth in this Agreement are in addition to any rights or remedies either party may otherwise have at law or in equity.

23.	Severability and Survival. If any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from this Agreement, and the remainder of this Agreement shall remain in full force and effect. Any obligations which have accrued prior to the termination or expiration of this Agreement and which are not otherwise expressly discharged pursuant to the terms of this Agreement shall remain in full force and effect until performed, including, without limitation, those under Sections 5, 6, 7, 8, 9,10 and 15 through 27.

24.	Independent Parties. Nothing in this Agreement shall be construed to constitute either of the parties hereto as a partner, joint venture, agent, representative or employee of the other party.

25.	Assignment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by either party without the consent of the other to an entity controlling, controlled by or under common control with said party or in the event of a transfer of all the assets or voting stock of a party as part of a merger, acquisition or divestiture.

26.	Entire Agreement. This Agreement together with each SOW pursuant to which Answerthink performs Services for Client hereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no amendment, modification, or addition hereto, or waiver hereof, shall be effective unless in writing, specifying such amendment, modification, addition or waiver, and signed by the party sought to be bound thereby. The parties hereto agree that for the purpose hereof, facsimile counterpart signatures are acceptable.

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

Consulting Agreement

27.	Notices. All notices to be given under this Agreement must be in writing, addressed to the receiving party’s designated representative at the address for the receiving party specified below. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three (3) days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

28.	Dedicated Account Manager. Answerthink shall designate an “ANSWERTHINK Account Manager” for Client. The ANSWERTHINK Account Manager shall (a) be an employee of Answerthink; (b) devote his or her full time and effort to managing the Services; (c) serve as the single point of accountability for the Services; and (d) have day-to-day responsibility for ensuring customer satisfaction and attainment of all Service Levels. Unless the ANSWERTHINK Account Manager’s employment with Answerthink has terminated, Answerthink will give to Client at least thirty (30) days notice prior to any change in the Answerthink Account Manager. Any new Answerthink Account Manager will be subject to the approval of Client. The Answerthink Account Manager shall meet (in person or by telephone) with such of Client’s management, as appropriate and as Client deems necessary, no less frequently than once each calendar month during the Term of this Agreement, or more frequently if this is required by the relevant Service Level or by Client at any time during the Term of this Agreement.

Addresses for Notice;
ABIOMED, INC. Client	ANSWERTHINK, INC.
22 CHERRY HILL DRIVE	225 WASHINGTON STREET
DANVERS, MA 01923	CONSHOHOCKEN, PA 19428
Via Facsimile	via Facsimile

732 727 1868
With copy to:
Answerthink, Inc.
1001 Brickell Bay Drive - Suite 3000
Miami, FL 33131
Attn: Corporate Counsel
Via Facsimile: (305) 702-7000

Accepted And Agreed To:

ABIOMED, INC.			ANSWERTHINK, INC.

By:	/s/ Daniel J. Sutherby	By:	/s/ John McGrath
Name:	Daniel J. Sutherby	Name:	John McGrath
Title:	CFO	Title:	Managing Director
Date:	9/15/06	Date:	9/21/06

Copyright © 2003 Answerthink, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited